EXHIBIT 10.55

PRYOR CASHMAN SHERMAN & FLYNN LLP

 410 PARK AVENUE, NEW YORK, NEW YORK 10022-4441                                                                 TELEPHONE: 212-421-4100
                                                                                                                                                                                FAX:  212-326-0806
                                                                                                                                                                                EMAIL: firm@pryorcashman.com
                                                                                                                                                                                               www.pryorcashman.com

                                                                                                                                                                                WRITER'S DIRECT DIAL:
                                                                                                                                                                                       212-326-0425

                                                                                                                                                                                WRITER'S EMAIL:
                                                                                                                                                                                       Jbernstein@pryorcashman.com

                                                                                    May 12, 2003

Board of Directors
Butler International, Inc.
110 Summit Avenue
Montvale, New Jersey  07645

Board of Directors
Butler Service Group, Inc.
110 Summit Avenue
Montvale, New Jersey  07645

Gentlemen:

    Our Firm has been retained by Edward M. Kopko to review the Second Amended and Restated Employment Agreement by and
among Butler International, Inc. ("International") and Butler Service Group, Inc. ("Service Group") (together "Butler") on the one hand and Edward M. Kopko on the other, made as of the 12th day of December 2002, and effective as of January 1, 1991 (the "Employment
Agreement").  We are writing to provide you notice that we have determined that Butler on April 1, 2003 is and was in default under the
Employment Agreement, pursuant to Paragraph 7.c. thereof for failure by Butler to perform its obligations under the Employment
Agreement.

    Such breach of Mr. Kopko's employment pursuant to Paragraph 7.c. gives rise to the obligations of Butler pursuant to Paragraph 7.f.
of the Employment Agreement.  In this regard, the following preliminary calculations are provided.

EXHIBIT 10.55 (Continued)

Salary (2002)		$ 436,461
Bonus (2002)		752,437
Car Allowance		20,916
Life Insurance		66,992
Medical Insurance		11,130
Gross Ups
Imputed Interest	$ 117,678
Life Insurance	59,169	176,847
Total Compensation		$ 1,464,783

Payout at 3X		$ 4,394,349
Accrued and Unused Vacation (305 days)		1,718,303
Country Club Deposit		91,163
Country Club Dues (3 years)		45,000
Payroll Taxes (if paid over 3 years)
FICA and FUTA		16,500
Medicare		70,341
SUI		6,000
Total Payout		$ 6,341,656

    In addition, Butler continues to have the obligation to pay the earned additional compensation through March 31, 2003  in the amount of
$170,000 pursuant to the Employment Agreement.

    In addition, Butler would have the obligation to provide Mr. Kopko with the continuing benefits enumerated in Paragraph 5.d. of the
Employment Agreement for a three (3) year period following the date of his termination as well as those items enumerated in Paragraph
7.f.(1)through (4) of the Employment Agreement.

 In a spirit of cooperation and in anticipation of settlement of the above claims, Mr. Kopko has directed us to inform you that he will voluntarily remain in the employ of Butler and shall continue to perform his duties as President, Chairman of the Board and Chief
Executive Officer of Butler, provided that Butler from April 1, 2003 complies with all of its obligations under the Employment

EXHIBIT 10.55 (Continued)

Agreement, except for the obligation to pay a cash bonus, which shall accrue.  Mr. Kopko shall, for a period of sixty (60) days, refrain from exercising any rights or remedies he may have to allow the parties an opportunity to reach a settlement of Butler's obligations as a result of the breach under the Employment Agreement.  He is expressly reserving all of his rights and is not waiving any claim that he has under the Employment Agreement or otherwise.

    Any discussions regarding resolution of the issues raised with respect to the Employment Agreement should be conducted with either the undersigned or my partner, Christopher J. Sues at 212.326.0428.

                                                                                     Sincerely,

                                                                                                            Jonathan A. Bernstein

                                                                                                            Jonathan A. Bernstein

Accepted and Agreed to solely as to the provisions of the first sentence of the fourth paragraph of Page 2 of this letter which continues onto this page and without waiving any other rights of Butler International, Inc. and Butler Service Group, Inc.

Butler International, Inc.
By: ____________________________________

Butler Service Group, Inc.
By: ____________________________________